Exhibit 99.1

For Immediate Release:	October 22, 2014

Investor Relations Contact: Marliese L. Shaw Executive Vice President, Investor Relations Officer United Bank 860-291-3622 mshaw@bankatunited.com	Media Relations Contact: Adam J. Jeamel Vice President, Corporate Communications United Bank 860-291-3765 ajeamel@bankatunited.com

UNITED FINANCIAL BANCORP, INC.

THIRD QUARTER PERFORMANCE HIGHLIGHTED BY

STRONG ORGANIC GROWTH

GLASTONBURY, Conn., October 22, 2014 – United Financial Bancorp, Inc. (“United Financial” or the “Company”) (NASDAQ Global Select Stock Market: “UBNK”), the holding company for United Bank (the “Bank”), today announced results for the quarter ended September 30, 2014. These results represent the first full fiscal quarter as the combined United Financial [merger of legacy Rockville Financial, Inc. (“Rockville”) and legacy United Financial Bancorp, Inc. (“legacy United”)]. Rockville was the legal acquirer in the merger of equals with legacy United, in a transaction that closed on April 30, 2014, and Rockville changed its name to United Financial Bancorp, Inc. at that time.

The Company had net income of $10.0 million, or $0.19 per diluted share, for the quarter ended September 30, 2014, compared to Rockville’s net income of $4.6 million, or $0.18 per diluted share, for the quarter ended September 30, 2013. Operating net income for the third quarter of 2014 was $10.5 million (Non-GAAP), or $0.20 per diluted share, adjusted for $4.5 million (pre-tax) of expenses related to the merger, $3.8 million (pre-tax) net positive impact of the amortization and accretion of the purchase accounting adjustments (or fair value adjustments) as a result of the merger, and $430,000 (pre-tax) net gains on sales of securities.

	For the Three Months Ended
(In thousands, except share data)	September 30, 2014	June 30, 2014	September 30, 2013

Net income (loss)	$9,985	$(5,571)	$4,620

Operating net income	10,450	5,812	4,599

GAAP EPS – Diluted	$0.19	$(0.13)	$0.18

Operating EPS – Diluted	$0.20	$0.13	$0.18

UBNK – United Financial Bancorp, Inc.	Page 1	www.unitedfinancialinc.com

Operating net income for the quarter ending June 30, 2014 was $5.8 million (Non-GAAP), or $0.13 per diluted share, adjusted for $21.3 million (pre-tax) of expenses related to the merger, $4.9 million (pre-tax) net impact of the amortization and accretion of the purchase accounting adjustments (or fair value adjustments) as a result of the merger, and $589,000 (pre-tax) net gains on sales of securities.

Operating net income for the third quarter of 2013 was $4.6 million (Non-GAAP), or $0.18 per diluted share, adjusted for income of $29,000 (pre-tax) from net gains on sales of securities.

“I am pleased to announce that during United Financial Bancorp, Inc.’s first full quarter as a merged entity, the Company reported strong organic earning asset growth, highlighted by 10% annualized commercial loan growth and record residential mortgage loan production, while maintaining superior asset quality,” stated William H. W. Crawford, IV, Chief Executive Officer of United Financial Bancorp, Inc. and United Bank. “While this is a difficult operating environment for banks, the Company will continue its strategy of organic growth and commitment to enhancement of long term shareholder value through operational and capital efficiency.”

Earnings in both 2014 and 2013 were affected by non-operating income and expense. A reconciliation of these non-GAAP measures may be found on pages F-8 and F-9.

Financial Highlights

•	Third quarter net income of $10.0 million, or $0.19 per diluted share, operating net income of $10.5 million, or $0.20 per diluted share
•	12% increase in operating revenue, compared to linked quarter
•	22% increase in operating expense, compared to linked quarter
•	3.56% GAAP tax equivalent net interest margin, compared to 3.86% in the linked quarter. On an operating basis, the third quarter tax equivalent net interest margin was 3.23%, compared to 3.34% in the linked quarter.
•	Operating Non-Interest Expense/Average Assets decreased to 2.32% from 2.38% in the linked quarter

Loan Production Highlights

•	11% annualized linked quarter organic loan growth
•	$98 million of organic loan growth in the linked quarter
•	3% linked quarter organic commercial loan growth (10% annualized)
•	Record residential mortgage originations at $116 million in the third quarter of 2014
•	70% of residential mortgage volume is for home purchases

Capital Highlights

•	48% 3-year total shareholder return
•	5% 1-year total shareholder return
•	Issued $75 million of 10 year term subordinated debt in the third quarter of 2014

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Merger Update

•	Data conversion completed on October 14, 2014
•	Four branch closures are completed
•	Remain on track to achieve the 15% cost saves communicated at the time of announcement
•	Management intensely focused on merger integration and the Company still achieved strong organic growth in earning assets during the third quarter

GAAP Results

The Company reported net income of $10.0 million, or $0.19 per diluted share, in the third quarter of 2014, representing the first full quarter of combined operating results from both legacy organizations. Merger and acquisition expenses totaling $4.0 million in the third quarter of 2014 were comprised of payments to former employees due to position eliminations, payments to consultants and advisors in order to execute the transaction and to assist in the data processing conversion, as well as other integration related expenses.

Interest income totaled $47.2 million in the third quarter of 2014, an increase of $6.4 million, or 16%, from the linked quarter due to both organic earning asset growth and the reporting of the first full fiscal quarter of combined entity results following the merger. Earning assets increased by $148 million, or 3%, organically during the quarter, while average interest-earning assets increased by $926 million, or 24%, from the linked quarter driven by the inclusion of purchased assets for the full quarter versus the two months in the linked period due to the April 30, 2014 merger date. Interest income results include the recognition of purchase accounting adjustments made during the third quarter of 2014, for which more details are provided subsequently in this release. Interest expense of $5.0 million for the third quarter of 2014 increased by $1.1 million from $3.9 million in the linked quarter. Average interest bearing liabilities increased by $783 million, or 25%, from the linked quarter.

GAAP tax equivalent net interest margin for the third quarter of 2014 compressed by 30 basis points to 3.56% compared to 3.86% for the linked quarter, primarily as a result of the diminished impact of purchase accounting adjustments. The net benefit to interest income in the third quarter of 2014 from accretion of purchase accounting adjustments totaled $1.7 million, a 49% decrease from $3.4 million recognized in the second quarter of 2014. The decline between the two quarters reflects the impact of commercial real estate credit actions and payoffs on purchase accounting marks in the second quarter of 2014, which were not duplicated in the third quarter. Interest expense benefited from net accretion of discounts totaling $2.1 million in the third quarter of 2014, a 34% increase from $1.6 million recognized in the linked quarter. The interest expense benefit increase was due to a higher level of maturities related to term funding in the third quarter of 2014 as compared to the linked quarter. The second and third quarter 2014 and remaining estimated discount/premium net accretion impact are reflected in the following table (dollars in thousands):

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	Loan Accretion	Certificates Of Deposit	Borrowings	Total
For the quarter ended June 30, 2014	$3,388	$1,150	$410	$4,948
For the quarter ended September 30, 2014	1,734	1,482	612	3,828
For the remaining three months of 2014	1,583	1,276	602	3,461
For the years ending December 31,
2015	3,596	3,209	1,874	8,679
2016	3,409	1,335	1,692	6,436
2017	3,005	728	1,152	4,885
2018	2,966	213	233	3,412
Thereafter	(686)	—	(1,352)	(2,038)

On a GAAP basis, the yield on interest-earning assets declined by 29 basis points in the third quarter of 2014 to 3.97%, while the cost of interest-bearing liabilities increased by 1 basis point during the quarter to 0.51%. Operating net interest margin, which excludes the impact of purchase accounting adjustments, decreased by 11 basis points to 3.23% in the third quarter of 2014 from 3.34% in the linked quarter due in large part from the reduction of loan prepayment income recognized in the second quarter of 2014 that was not duplicated in the third quarter.

Total non-interest income declined by $2.2 million to $4.1 million for the quarter ending September 30, 2014 from $6.3 million recognized in the linked quarter. Significantly impacting the quarter was the recognition of a $2.2 million loss related to limited partnership investments. While the Company considers the investment in the limited partnership as operating income, when excluded, non-interest income would have been flat from the linked quarter period. During the third quarter, the Company completed a tax credit investment in which expense was recognized relating to the amortization of the underlying asset, while concurrently realizing an offsetting benefit of $2.6 million reflected in the tax provision for the quarter. Management expects a similar effect on both limited partnership expense and the tax provision in the fourth quarter of 2014.

Additionally impacting non-interest income during the third quarter of 2014 was the $617,000 reduction in the gain on sale of loans derived from the mortgage banking business compared to the linked quarter. While the Company produced record residential mortgage origination volume and increased loan sales in the period, gains on sales of loans reflect the recognition of income at the time that secondary market contracts are executed rather than at the time those loans are delivered to the investor. Both the originations of derivative contracts during the quarter and the level of loans held for sale at September 30, 2014 fell from the linked period, which reduced the level of gains recognized in the reporting period.

Non-interest expense for the quarter ending September 30, 2014 totaled $34.9 million and decreased by $11.3 million, or 24%, from the quarter ending June 30, 2014. The linked quarter decrease in non-interest expense is primarily driven by the $16.9 million decline in expenses directly related to the merger, which were partially offset by increases in salaries and benefits expense, service bureau fees and occupancy and equipment expense. Each of these increases is a result of the merger and reflects the impact of a full quarter of expense for these items on the combined entity results.

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Operating Results

Operating net income increased by $4.7 million to $10.5 million, or $0.20 per diluted share, in the third quarter of 2014 from $5.8 million, or $0.13 per diluted share, in the linked quarter. These quarterly results reflect the first full quarter of combined operating results from both legacy organizations excluding merger and acquisition expenses, amortization and accretion of the purchase accounting adjustments as a result of the merger, and net gains on sales of securities. The Company reported operating return on average assets (“ROA”) of 0.80% and operating return on tangible common equity (“ROTCE”) of 7.93% for the third quarter of 2014, increased from 0.56% and 4.46% in the linked quarter, respectively.

The Company’s total operating revenue increased by $4.4 million, or 12%, in comparison to the linked quarter reflective of the first full quarter of combined operating results following the merger. Operating net interest income increased by $6.4 million, or 20%, in the third quarter of 2014 to $38.4 million from $31.9 million in the linked quarter, primarily reflective of the increase in operating loan interest and fee income of $6.4 million, or 20%. Investment income of $7.1 million increased by $1.7 million, or 31%, over the linked quarter primarily driven by the increase in the portfolio size of the merged companies as well as the post-merger growth in the investment portfolio during the second and third quarter of 2014. Operating non-interest income in comparison to the linked quarter decreased by $2.1 million, or 36%, to $3.6 million due to a $2.2 million loss related to limited partnership investments, as described earlier in this release.

The provision for loan losses increased by $553,000 to $2.6 million for the quarter ended September 30, 2014 compared to $2.1 million for the quarter ended June 30, 2014. On a linked quarter basis, the provision for loan losses increased largely as a result of growth in our covered loan portfolio and to a lesser extent continued expansion of the loan portfolio. As the purchased loan portfolio matures or renews, the Company’s covered portfolio will grow, necessitating a provision on purchased assets that previously had no provision. Management estimates the purchased loan portfolio average life at five years, which will drive elevated provision expense over that period of time. Net charge-offs for the third quarter of 2014 were $1.7 million, or 0.18% annualized as a percentage of average loans outstanding, and increased by $1.4 million from $237,000, or 0.03% annualized as a percentage of average loans outstanding, in the linked quarter. Net charge-offs for the year-to-date 2014 were 0.10% as a percentage of average loans outstanding. Factors considered in the provision for loan losses include the composition of the portfolio, the level of non-performing loans and charge-offs, local economic and credit conditions, the direction of real estate values and delinquency trends.

On a linked quarter basis, operating expense increased by $5.5 million, or 22%, to $30.4 million in the third quarter of 2014, primarily as a result of the quarter being the first period with full consolidated operations versus the second quarter with only two months of consolidated operations. Salaries and benefits expense increased by $3.3 million, or 22%, to $17.8 million in the third quarter of 2014. Occupancy and equipment expense increased by $668,000, or 26%, to $3.3 million in the third quarter of 2014. Service bureau fees reflect expenses associated with operating two core data processing systems from the legacy banks, which had the effect of elevated expense during the third quarter. The Company expects the level of service bureau fees will decline in the fourth quarter of 2014, reflecting the completion of the conversion to one core data processor during that time. Other expenses totaled $4.0 million in the third quarter of 2014, representing a decline of $120,000, or 3%, which excludes the expenses associated with amortization of the Company’s core deposit intangible.

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The provision for income taxes improved to a $1.3 million benefit to income during the quarter ending September 30, 2014 from the $512,000 expense in the linked quarter. The income tax benefit for the quarter was driven by the aforementioned tax credit investment the Company made in the quarter. The effective tax rate for the quarter was (14.6%); had the Company not made the investment the effective tax rate would have been 3.3%. The Company expects a more favorable effective tax rate for the fourth quarter of 2014, due to continued benefits realized from the tax credit investment made during the third quarter.

Business Line Discussions

Commercial Banking

Total commercial loans grew organically during the third quarter of 2014 by $60 million, or 10% annualized. For the quarter ended September 30, 2014, commercial loan growth was comprised of a commercial real estate portfolio increase of $24 million, or 1%; a commercial business portfolio increase of $21 million, or 4%; and an increase in the commercial construction portfolio of $15 million, or 14%. Average commercial loans grew by $428 million in the third quarter of 2014 compared to the linked quarter as a result of a full quarter of the combined organization loan balances and loan originations. The Company continues to utilize a Risk Adjusted Return on Capital (“RAROC”) model to ensure growth is providing satisfactory returns. While the commercial loan market is reflecting increased competition in both pricing and structure, the Company continues to balance growth with excellent asset quality and value creating returns. Credit quality within the commercial loan portfolio remains excellent.

In addition to the merger, the growth in commercial banking relationships as well as the increase in municipal deposits is a result of sales efforts by the business development and cash management teams. Municipal deposits totaled $270 million at September 30, 2014, an increase of $58 million, or 27%, from the prior quarter-end, in part due to seasonality of property tax receipts.

Noteworthy with regard to the Company’s commercial banking strategy is its expansion into the Fairfield County, Connecticut commercial lending market during the third quarter by hiring four highly-regarded commercial bankers with strong community ties to that market. The team joined the Company in August and is led by Maureen Hanley-Bellitto, Senior Vice President and Commercial Team Leader, a seasoned Commercial & Industrial (C&I) and Commercial Real Estate (CRE) lender who has dedicated the majority of her professional career to Fairfield County. We look forward to the opportunities that Maureen and her team of commercial bankers will bring to the Company.

Mortgage Banking

The Company reported record quarterly origination volume for residential mortgage loans in the third quarter of 2014. During the third quarter, mortgage originations increased by $46 million to $116 million from $70 million in the same period of the prior year. On a linked quarter basis, residential mortgage originations increased by $34 million, or 40%, from $82 million in the second quarter. Purchase mortgage activity increased during this time period to $81 million, or 70%, of

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production in the third quarter of 2014 compared to $40 million, or 57%, in the prior year period. Purchase mortgage production increased by $16 million over the linked quarter. On-balance sheet, residential mortgage loans grew by $36 million (11% annualized) during the third quarter of 2014 compared to the linked quarter.

The number of commission-based mortgage loan officers was unchanged from the prior quarter-end at 34 officers as of September 30, 2014. Therefore, the significant enhancement in production volume was due to the ability to fully capitalize on prior quarters’ talent acquisitions for the entire quarter rather than an increase in sales staff during the third quarter of 2014. During the past few quarters, the Company has announced the hiring of high-performing mortgage bankers in West Springfield, Massachusetts; near Boston, Massachusetts and in Fairfield County, Connecticut. The strategy for loan officer expansion continues to be driven by finding talent that will achieve a high level of service that our customers expect, as well as to drive value through established relationships with purchase mortgage activity. Consequently, our geographic expansion is more about the talent acquisition than their corresponding location.

Funding & Deposits

Deposits totaled $4.03 billion at September 30, 2014 and increased by $89 million from $3.94 billion at June 30, 2014, reflecting a $10 million, or 2%, increase in non-interest bearing deposits and a $79 million, or 2%, increase in interest bearing deposits. The cost of total interest bearing deposits increased by 2 basis points to 0.48% in the quarter ending September 30, 2014 from 0.46% in the linked quarter, driven primarily by the full quarter inclusion of the purchased legacy United deposit portfolio.

On October 10, 2014, the Company closed or consolidated four retail branch locations due to the merger, which was previously announced. The Company expects minimal disintermediation of deposits from these actions due to the close proximity of existing branches.

During the quarter, United Financial issued $75 million of ten-year term subordinated debt with a coupon rate of 5.75%. The impact of the issuance on the cost of interest-bearing funding in the third quarter results was de minimis.

Investment Portfolio

The available for sale securities portfolio increased $61 million to $1.01 billion, representing 19% of total assets at September 30, 2014, from $952 million and 18% of total assets at June 30, 2014. This increase is largely reflective of repositioning within the CLO bond portfolio from non-Volcker compliant securities to Volcker compliant securities, a reduction of geographic exposures within the municipal bond portfolio and repositioning within the corporate bond portfolio for which spread tightening had occurred on existing holdings. These bond purchases represent an opportunity to shorten the investment portfolio duration and add diversification to the portfolio holdings. The Company will likely maintain the September 30, 2014 allocation level of investment securities as a percentage of total assets throughout 2014.

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Asset Quality

The Company maintains a disciplined approach to asset quality and will not match extremely favorable pricing or underwriting and structure pressures of competitor banks if those considerations do not meet the Company’s asset quality and return standards. The asset quality metrics as of September 30, 2014 reflect the combined loan portfolios following the merger, as well as the purchase accounting marks at legal close. Non-performing assets increased $9.6 million to $31.9 million at September 30, 2014 from $22.3 million at June 30, 2014. The ratio of non-performing assets to total assets increased 17 basis points to 0.60% at September 30, 2014 from 0.43% at June 30, 2014. Non-performing loans increased $10.2 million to $29.3 million at September 30, 2014 from $19.1 million at June 30, 2014. Included in non-performing loans are non-accruing troubled debt restructurings (TDR). Non-accruing TDRs increased $800,000 to $5.2 million at September 30, 2014 from $4.4 million at June 30, 2014. The ratio of non-performing loans to total loans increased 25 basis points to 0.77% at September 30, 2014 from 0.52% at June 30, 2014. At September 30, 2014, the allowance for loan losses as a percentage of non-performing loans and of total loans outstanding was 76.15% and 0.59%, respectively, compared to 111.67% and 0.58% at June 30, 2014, respectively. The allowance for loan losses as a percentage of total covered loans outstanding was 1.06% at September 30, 2014, compared to 1.14% at June 30, 2014.

Dividend

The Board of Directors declared a cash dividend on the Company’s common stock of $0.10 per share to shareholders of record at the close of business on October 27, 2014 and payable on November 3, 2014. This dividend equates to a 3.16% annualized yield based on the $12.66 average closing price of the Company’s common stock in the third quarter of 2014. The Company has paid dividends for 34 consecutive quarters.

Tangible Book Value

Tangible book value per share increased to $10.02 at September 30, 2014 from $9.99 at June 30, 2014, primarily due to the impact of the after-tax GAAP net income of $10.0 million, which includes the after-tax impact of one-time merger costs as well as the cash dividend payment to shareholders totaling $0.10 per share, capital adjustments related to the merger and the after-tax impact on book value of one-time merger related expenses.

Stock Repurchase Program

The Company obtained approval and initiated a second buyback plan on May 20, 2013. Under this plan, the Company is authorized to repurchase up to 2,730,026 shares, or 10% of the outstanding shares at the time the plan was approved. As of September 30, 2014, the Company had repurchased 1,461,786 shares under this plan at an average cost of $13.02 per share, and has authorization to purchase an additional 1,268,240 shares. The Company repurchased 215,700 shares during the quarter ended September 30, 2014, at an average price of $12.62. The average closing price during the third quarter was $12.66. In total, the Company has repurchased 4,413,036 shares as of September 30, 2014, or 15% of total shares outstanding prior to the first repurchase program. The Company adopted a third share repurchase program on October 15, 2014 which will commence upon the completion of the second authorization and will allow for the purchase of an additional 2,566,283 shares, or approximately 5% of outstanding shares.

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Management Comments

“United Financial Bancorp, Inc. completed its core data processor conversion on October 14, 2014 and at the same time rolled out an exciting new brand for the Company. We are looking forward to achieving the cost saves and efficiencies that the completed data conversion will provide. Not only will the Company continue to emphasize and provide exceptional service to our customers and communities, it will additionally become top performing from a financial perspective,” stated William H. W. Crawford, IV, Chief Executive Officer (CEO). “I would like to thank our team of dedicated employees, who through extraordinary efforts successfully integrated these two strong banks. We continue to win new business and deliver a superior customer experience every day. I am very proud of our team’s accomplishment.”

Investor Conference Call

United Financial Bancorp, Inc. will host a conference call on Thursday, October 23, 2014 at 10:00 a.m. Eastern Time (ET) to discuss the Company’s third quarter results. Those wishing to participate in the call may dial toll-free 1-888-339-0797. A telephone replay of the call will be available through November 3, 2014 by calling 1-877-344-7529 and entering conference number 10053791. A podcast will be available on the Company’s website for an extended period of time, as well as on the Company’s investor relations app.

About United Financial Bancorp, Inc.

United Financial Bancorp, Inc. is the holding company for United Bank, a full service financial services firm offering a complete line of commercial, business, and consumer banking products and services to customers throughout Central and Southern Connecticut, and Western and Central Massachusetts. On April 30, 2014, United Bank and Rockville Bank completed a transformational merger of equals bringing together two financially strong, well-respected institutions and creating a leading New England bank with more than 50 branches in two states and $5 billion in assets. Through the merger, Rockville Financial, Inc. completed the acquisition of United Financial Bancorp, Inc. The combined Company, known as United Financial Bancorp, Inc. trades on the NASDAQ Global Select Stock Exchange under the ticker symbol “UBNK”.

For more information about United Bank’s services and products call (866) 959-BANK or visit www.bankatunited.com. For more information about United Financial Bancorp, Inc., visit www.unitedfinancialinc.com or download the Company’s free Investor Relations app on your Apple or Android device.

To download United Financial Bancorp, Inc.’s investor relations app on your iPhone or on your iPad, which offers access to SEC documents, press releases, videos, audiocasts and more, please visit: https://itunes.apple.com/WebObjects/MZStore.woa/wa/viewSoftware?id=725271098&mt=8 or https://play.google.com/store/apps/details?id=com.theirapp.ubnk for your Android mobile device.

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Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

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United Financial Bancorp, Inc. and Subsidiaries

Consolidated Statements of Net Income

(In Thousands, Except Share Data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Interest and dividend income:
Loans	$40,119	$16,898	$92,329	$50,854
Securities-taxable interest	5,180	1,828	11,064	4,692
Securities-non-taxable interest	1,495	685	3,319	1,985
Securities-dividends	381	71	893	178
Interest-bearing deposits	26	18	65	60

Total interest and dividend income	47,201	19,500	107,670	57,769

Interest expense:
Deposits	3,990	2,000	9,294	5,862
Borrowed funds	1,018	627	2,396	1,826

Total interest expense	5,008	2,627	11,690	7,688

Net interest income	42,193	16,873	95,980	50,081
Provision for loan losses	2,633	532	5,163	1,326

Net interest income after provision for loan losses	39,560	16,341	90,817	48,755

Non-interest income:
Service charges and fees	3,944	2,571	9,962	6,125
Net gain from sales of securities	430	29	1,287	585
Net gain from sales of loans	667	1,736	2,407	4,797
Bank-owned life insurance	873	544	2,145	1,578
Net loss on limited partnership investments	(2,176)	—	(2,176)	—
Other income (loss)	338	220	(21)	1,007

Total non-interest income	4,076	5,100	13,604	14,092

Non-interest expense:
Salaries and employee benefits	17,791	8,962	42,574	26,748
Service bureau fees	3,016	888	5,875	2,624
Occupancy and equipment	3,278	1,514	7,586	5,160
Professional fees	1,081	608	2,365	1,948
Marketing and promotions	367	266	876	434
FDIC insurance assessments	785	247	1,735	871
Other real estate owned	136	173	569	633
Core deposit intangible amortization	481	—	802	—
Merger related expense	4,008	—	26,782	—
Other	3,979	2,105	10,192	6,873

Total non-interest expense	34,922	14,763	99,356	45,291

Income before income taxes	8,714	6,678	5,065	17,556
Provision (benefit) for income taxes	(1,271)	2,058	(296)	5,086

Net income	$9,985	$4,620	$5,361	$12,470

Net income per share:
Basic	$0.19	$0.18	$0.13	$0.47
Diluted	$0.19	$0.18	$0.13	$0.47

Weighted-average shares outstanding:
Basic	52,162,635	25,491,638	40,301,620	26,339,942
Diluted	52,750,658	25,832,623	40,636,274	26,680,762

United Financial Bancorp, Inc. and Subsidiaries

Consolidated Statements of Operations

(In Thousands)

(Unaudited)

	For the Three Months Ended
	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Interest and dividend income:
Loans	$40,119	$35,366	$16,844	$16,898	$16,898
Securities-taxable interest	5,180	3,981	1,903	1,995	1,828
Securities-non-taxable interest	1,495	1,053	771	763	685
Securities-dividends	381	339	173	72	71
Interest-bearing deposits	26	28	11	20	18

Total interest and dividend income	47,201	40,767	19,702	19,748	19,500

Interest expense:
Deposits	3,990	3,146	2,158	2,130	2,000
Borrowed funds	1,018	742	636	642	627

Total interest expense	5,008	3,888	2,794	2,772	2,627

Net interest income	42,193	36,879	16,908	16,976	16,873
Provision for loan losses	2,633	2,080	450	720	532

Net interest income after provision for loan losses	39,560	34,799	16,458	16,256	16,341

Non-interest income:
Service charges and fees	3,944	3,892	2,126	1,810	2,571
Net gain from sales of securities	430	589	268	—	29
Net gain from sales of loans	667	1,284	456	257	1,736
Bank-owned life insurance	873	750	522	514	544
Net loss on limited partnership investments	(2,176)	—	—	—	—
Other income (loss)	338	(196)	(163)	378	220

Total non-interest income	4,076	6,319	3,209	2,959	5,100

Non-interest expense:
Salaries and employee benefits	17,791	14,541	10,242	9,680	8,962
Service bureau fees	3,016	1,768	1,091	663	888
Occupancy and equipment	3,278	2,610	1,698	1,519	1,514
Professional fees	1,081	856	428	429	608
Marketing and promotions	367	280	229	42	266
FDIC insurance assessments	785	632	318	301	247
Other real estate owned	136	125	308	241	173
Core deposit intangible amortization	481	321	—	—	—
Merger related expense	4,008	20,945	1,829	2,141	—
Other	3,979	4,099	2,114	2,159	2,105

Total non-interest expense	34,922	46,177	18,257	17,175	14,763

Income (loss) before income taxes	8,714	(5,059)	1,410	2,040	6,678
Provision (benefit) for income taxes	(1,271)	512	463	283	2,058

Net income (loss)	$9,985	$(5,571)	$947	$1,757	$4,620

United Financial Bancorp, Inc. and Subsidiaries

Consolidated Statements of Condition

(In Thousands)

(Unaudited)

	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
ASSETS
Cash and cash equivalents:
Cash and due from banks	$58,109	$66,269	$19,977	$20,308	$22,729
Short-term investments	26,876	23,157	12,669	24,927	31,742

Total cash and cash equivalents	84,985	89,426	32,646	45,235	54,471
Available for sale securities – At fair value	1,012,780	952,033	442,332	404,903	370,127
Held to maturity securities – At amortized cost	15,556	15,761	14,749	13,830	14,141
Loans held for sale	6,332	19,656	3,267	422	2,904
Loans receivable, net of allowance for loan losses	3,772,522	3,674,936	1,739,952	1,697,012	1,637,325
Federal Home Loan Bank of Boston stock, at cost	30,090	30,419	15,053	15,053	15,053
Accrued interest receivable	14,712	13,728	5,923	5,706	5,879
Deferred tax asset, net	25,974	22,656	9,977	10,697	14,056
Premises and equipment, net	57,595	52,149	25,413	24,690	22,848
Goodwill	114,160	114,936	1,070	1,070	1,070
Core deposit intangible asset	9,783	10,264	—	—	—
Derivative assets	4,296	4,533	5,654	7,851	6,707
Cash surrender value of bank-owned life insurance	121,724	120,851	64,992	64,470	63,949
Other real estate owned	2,647	3,213	2,657	1,529	2,129
Other assets	40,650	34,917	8,863	9,147	8,421

	$5,313,806	$5,159,478	$2,372,548	$2,301,615	$2,219,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest-bearing	$659,859	$649,929	$275,068	$266,609	$259,773
Interest-bearing	3,369,143	3,290,261	1,533,385	1,468,596	1,432,299

Total deposits	4,029,002	3,940,190	1,808,453	1,735,205	1,692,072
Mortgagors’ and investor escrow accounts	6,649	11,983	3,868	6,342	3,635
Federal Home Loan Bank advances and other borrowings	594,873	526,375	245,560	240,228	196,246
Accrued expenses and other liabilities	31,916	28,287	14,320	20,458	31,954

Total liabilities	4,662,440	4,506,835	2,072,201	2,002,233	1,923,907

Total stockholders’ equity	651,366	652,643	300,347	299,382	295,173

	$5,313,806	$5,159,478	$2,372,548	$2,301,615	$2,219,080

United Financial Bancorp, Inc. and Subsidiaries

Selected Financial Highlights

(Dollars In Thousands, Except Share Data)

(Unaudited)

	At or For the Three Months Ended
	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Share Data:
Basic net income (loss) per share	$0.19	$(0.13)	$0.04	$0.07	$0.18
Diluted net income (loss) per share	0.19	(0.13)	0.04	0.07	0.18
Dividends declared per share	0.10	0.10	0.10	0.10	0.10

Operating Data:
Total revenue	$46,269	$43,198	$20,117	$19,935	$21,973
Total expense	34,922	46,177	18,257	17,175	14,763
Average earning assets	4,817,907	3,892,382	2,190,391	2,126,987	2,054,372

Key Ratios:
Return (loss) on average assets (annualized)	0.76%	-0.53%	0.16%	0.31%	0.85%
Return (loss) on average equity (annualized)	6.12%	-4.19%	1.26%	2.39%	6.28%
Tax-equivalent net interest margin (annualized)	3.56%	3.86%	3.17%	3.23%	3.32%

Residential Mortgage Production:
Dollar volume (total)	$115,787	$82,434	$58,141	$59,687	$69,890
Mortgages originated for home purchases	80,709	64,273	38,474	37,046	39,934
Loans sold	55,806	23,485	17,923	22,493	68,446
Net gains from sales of loans	667	1,284	456	257	1,736

Non-performing Assets:
Residential real estate	$11,468	$8,366	$8,373	$8,887	$7,106
Commercial real estate	5,914	168	—	656	1,086
Construction	638	665	673	1,518	1,442
Commercial business	5,703	5,516	1,148	1,259	799
Installment and collateral	386	18	6	3	3

Non-accrual loans	24,109	14,733	10,200	12,323	10,436
Troubled debt restructured – non-accruing	5,180	4,380	1,784	1,331	2,078

Total non-performing loans	29,289	19,113	11,984	13,654	12,514
Other real estate owned	2,647	3,213	2,657	1,529	2,129

Total non-performing assets	$31,936	$22,326	$14,641	$15,183	$14,643

Non-performing loans to total loans	0.77%	0.52%	0.68%	0.80%	0.76%
Non-performing assets to total assets	0.60%	0.43%	0.62%	0.66%	0.66%
Allowance for loan losses to non-performing loans	76.15%	111.67%	162.72%	140.50%	149.45%
Allowance for loan losses to total loans	0.59%	0.58%	1.11%	1.12%	1.13%

Non-GAAP Ratios: (1)
Non-interest expense to average assets	2.66%	4.41%	3.16%	3.06%	2.71%
Efficiency ratio (2)	72.09%	106.89%	90.76%	86.15%	67.18%
Cost of interest-bearing deposits (annualized)	0.46%	0.46%	0.58%	0.59%	0.57%
Operating revenue growth rate	7.11%	114.73%	0.91%	-9.28%	5.59%
Operating revenue growth rate (annualized)	28.44%	n/m (3)	3.65%	-37.10%	22.37%
Average earning asset growth rate	23.78%	77.70%	2.98%	3.53%	5.13%
Average earning asset growth rate (annualized)	95.11%	n/m (3)	11.92%	14.14%	20.52%

(1)	Non-GAAP Ratios are not financial measurements required by generally accepted accounting principles; however, management believes such information is useful to investors in evaluating Company performance.

(2)	The efficiency ratio represents the ratio of non-interest expenses to the sum of net interest income before provision for loan losses and non-interest income, exclusive of net gain (loss) on limited partnership investments.

(3)	The annualized growth rate for revenue and earning assets based on second quarter 2014 results is not meaningful due to the acquisition of United Financial Bancorp, Inc. on April 30, 2014.

United Financial Bancorp, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	For the Three Months Ended
	September 30, 2014			September 30, 2013
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Interest-earning assets:
Residential real estate	$1,364,982	$11,776	3.45%	$651,996	$6,112	3.75%
Commercial real estate	1,632,233	18,549	4.51	741,345	8,293	4.44
Construction	123,848	2,851	9.13	47,779	435	3.61
Commercial business	610,574	6,787	4.41	207,656	2,027	3.87
Installment and collateral	17,146	156	3.64	2,534	31	4.91
Investment securities	987,362	7,809	3.16	365,364	2,832	3.10
Federal Home Loan Bank stock	30,197	115	1.51	15,053	14	0.37
Other earning assets	51,565	26	0.20	22,645	18	0.32

Total interest-earning assets	4,817,907	48,069	3.97	2,054,372	19,762	3.83

Allowance for loan losses	(22,152)			(18,544)
Non-interest-earning assets	446,626			141,767

Total assets	$5,242,381			$2,177,595

Interest-bearing liabilities:
NOW and money market	$1,366,795	945	0.28	$620,540	481	0.31
Savings	438,607	167	0.15	224,831	35	0.06
Certificates of deposit	1,532,862	2,878	0.75	541,042	1,484	1.09

Total interest-bearing deposits	3,338,264	3,990	0.48	1,386,413	2,000	0.57
Federal Home Loan Bank advances	400,220	584	0.58	205,391	603	1.16
Other borrowings	165,557	434	1.05	21,067	24	0.45

Total interest-bearing liabilities	3,904,041	5,008	0.51	1,612,871	2,627	0.65

Non-interest-bearing deposits	632,425			242,253
Other liabilities	53,011			28,126

Total liabilities	4,589,477			1,883,250
Stockholders’ equity	652,904			294,345

Total liabilities and stockholders’ equity	$5,242,381			$2,177,595

Net interest-earning assets	$913,866			$441,501

Tax-equivalent net interest income		43,061			17,135
Tax-equivalent net interest rate spread			3.46			3.18
Tax-equivalent net interest margin			3.56			3.32

Average interest-earning assets to average interest-bearing liabilities			123.41			127.37

Less tax-equivalent adjustment		868			262

Net interest income		$42,193			$16,873

United Financial Bancorp, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	For the Three Months Ended
	September 30, 2014			June 30, 2014
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/ Cost
Interest-earning assets:
Residential real estate	$1,364,982	$11,776	3.45%	$1,109,696	$9,715	3.50%
Commercial real estate	1,632,233	18,549	4.51	1,365,361	18,290	5.37
Construction	123,848	2,851	9.13	89,948	1,804	8.04
Commercial business	610,574	6,787	4.41	483,287	5,384	4.47
Installment and collateral	17,146	156	3.64	12,642	173	5.48
Investment securities	987,362	7,809	3.16	770,052	5,890	3.06
Federal Home Loan Bank stock	30,197	115	1.51	20,794	120	2.31
Other earning assets	51,565	26	0.20	40,602	28	0.28

Total interest-earning assets	4,817,907	48,069	3.97	3,892,382	41,404	4.26

Allowance for loan losses	(22,152)			(19,951)
Non-interest-earning assets	446,626			311,945

Total assets	$5,242,381			$4,184,376

Interest-bearing liabilities:
NOW and money market	$1,366,795	945	0.28	$1,064,091	772	0.29
Savings	438,607	167	0.15	457,373	134	0.12
Certificates of deposit	1,532,862	2,878	0.75	1,197,717	2,240	0.75

Total interest-bearing deposits	3,338,264	3,990	0.48	2,719,181	3,146	0.46
Federal Home Loan Bank advances	400,220	584	0.58	310,946	569	0.73
Other borrowings	165,557	434	1.05	90,928	173	0.76

Total interest-bearing liabilities	3,904,041	5,008	0.51	3,121,055	3,888	0.50

Non-interest-bearing deposits	632,425			499,415
Other liabilities	—			32,307

Total liabilities	4,589,477			3,652,777
Stockholders’ equity	652,904			531,599		`

Total liabilities and stockholders’ equity	$5,242,381			$4,184,376

Net interest-earning assets	$913,866			$771,327

Tax-equivalent net interest income		43,061			37,516
Tax-equivalent net interest rate spread			3.46			3.76
Tax-equivalent net interest margin			3.56			3.86

Average interest-earning assets to average interest-bearing liabilities			123.41			124.71

Less tax-equivalent adjustment		868			637

Net interest income		$42,193			$36,879

United Financial Bancorp, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	For the Nine Months Ended September 30,
	2014			2013
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Interest-earning assets:
Residential real estate	$1,044,523	$27,241	3.48%	$659,631	$18,945	3.83%
Commercial real estate	1,263,903	45,506	4.81	711,324	24,882	4.68
Construction	87,240	5,063	7.76	47,207	1,276	3.61
Commercial business	449,440	14,169	4.21	185,369	5,653	4.08
Installment and collateral	10,708	350	4.35	2,671	98	4.90
Investment securities	728,848	16,819	3.08	331,641	7,546	3.03
Federal Home Loan Bank stock	22,070	290	1.76	15,279	44	0.39
Other earning assets	36,782	65	0.24	29,370	60	0.27

Total interest-earning assets	3,643,514	109,503	4.01	1,982,492	58,504	3.93

Allowance for loan losses	(20,463)			(18,574)
Non-interest-earning assets	301,341			131,057

Total assets	$3,924,392			$2,094,975

Interest-bearing liabilities:
NOW and money market	$1,042,204	2,269	0.29	$575,248	1,225	0.28
Savings	373,905	336	0.12	225,810	105	0.06
Certificates of deposit	1,108,695	6,689	0.81	534,812	4,532	1.13

Total interest-bearing deposits	2,524,804	9,294	0.49	1,335,870	5,862	0.59
Federal Home Loan Bank advances	302,101	1,738	0.77	179,137	1,777	1.33
Other borrowings	101,205	658	0.87	13,622	49	0.48

Total interest-bearing liabilities	2,928,110	11,690	0.53	1,528,629	7,688	0.67

Non-interest-bearing deposits	465,243			229,726
Other liabilities	35,019			28,473

Total liabilities	3,428,372			1,786,828
Stockholders’ equity	496,020			308,147

Total liabilities and stockholders’ equity	$3,924,392			$2,094,975

Net interest-earning assets	$715,404			$453,863

Tax-equivalent net interest income		97,813			50,816
Tax-equivalent net interest rate spread			3.48			3.26
Tax-equivalent net interest margin			3.58			3.43

Average interest-earning assets to average interest-bearing liabilities			124.43			129.69

Less tax-equivalent adjustment		1,833			735

Net interest income		$95,980			$50,081

United Financial Bancorp, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(Dollars In Thousands)

(Unaudited)

	Three Months Ended
	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Net income (loss)	$9,985	$(5,571)	$947	$1,757	$4,620
Adjustments:
Net interest income	(3,828)	(4,948)	—	—	—
Non-interest income	(430)	(589)	(268)	—	(29)
Non-interest expense	4,497	21,266	1,829	2,141	—
Income tax expense (benefit)	226	(4,346)	(357)	(602)	8

Net adjustment	465	11,383	1,204	1,539	(21)

Total operating net income	$10,450	$5,812	$2,151	$3,296	$4,599

Total net interest income	$42,193	$36,879	$16,908	$16,976	$16,873
Adjustments:
Impact from purchase accounting fair value marks:
(Accretion) / Amortization of loan mark	(1,734)	(3,388)	—	—	—
Accretion / (Amortization) of deposit mark	1,482	1,150	—	—	—
Accretion / (Amortization) of borrowings mark	612	410	—	—	—

Net adjustment	(3,828)	(4,948)	—	—	—

Total operating net interest income	$38,365	$31,931	$16,908	$16,976	$16,873

Total non-interest income	$4,076	$6,319	$3,209	$2,959	$5,100
Adjustments:
Net gain on sales of securities	(430)	(589)	(268)	—	(29)

Total operating non-interest income	3,646	5,730	2,941	2,959	5,071
Total operating net interest income	38,365	31,931	16,908	16,976	16,873

Total operating revenue	$42,011	$37,661	$19,849	$19,935	$21,944

Total non-interest expense	$34,922	$46,177	$18,257	$17,175	$14,763
Adjustments:
Merger and acquisition expense	(4,008)	(20,945)	(1,829)	(2,141)	—
Core deposit intangible amortization expense	(481)	(321)	—	—	—
Amortization of fixed asset fair value mark	(8)	—	—	—	—

Net adjustment	(4,497)	(21,266)	(1,829)	(2,141)	—

Total operating expense	$30,425	$24,911	$16,428	$15,034	$14,763

Total loans	$3,791,491	$3,693,115	$1,756,611	$1,713,792	$1,653,712
Non-covered loans	(1,693,669)	(1,820,526)	—	—	—

Total covered loans	$2,097,822	$1,872,589	$1,756,611	$1,713,792	$1,653,712

Allowance for loan losses	22,304	$21,343	$19,500	$19,183	$18,703
Allowance for loan losses to total loans	0.59%	0.58%	1.11%	1.12%	1.13%
Allowance for loan losses to total covered loans	1.06%	1.14%	n/a	n/a	n/a

As required by GAAP, the Company recorded at fair value the loans acquired in the legacy United transactions. These loans carry no allowance for loan losses for the periods reflected above.

United Financial Bancorp, Inc. and Subsidiaries

Selected Interest Income/Expense and Yields/Costs

Reconciliation of Non-GAAP Financial Measures

(Dollars In Thousands)

(Unaudited)

	Three Months Ended September 30, 2014
	GAAP		Mark to Market		Operating
	Interest and Dividends	Yield/Cost	Interest and Dividends	Yield/Cost	Interest and Dividends	Yield/Cost
Residential real estate	$11,776	3.45%	$(794)	-0.27%	$12,570	3.72%
Commercial real estate	18,549	4.51	248	0.10	18,301	4.41
Construction	2,851	9.13	1,348	4.59	1,503	4.54
Commercial business	6,787	4.41	1,003	0.73	5,784	3.68
Installment and collateral	156	3.64	(71)	-2.00	227	5.64

Certificates of deposit	2,878	0.75	(1,482)	-0.38	4,360	1.13
Federal Home Loan Bank advances	584	0.58	(620)	-0.63	1,204	1.21
Other borrowings	434	1.05	8	0.04	426	1.01

Tax-equivalent net interest margin	43,061	3.56	3,828		39,233	3.23

	Three Months Ended June 30, 2014
	GAAP		Mark to Market		Operating
	Interest and Dividends	Yield/Cost	Interest and Dividends	Yield/Cost	Interest and Dividends	Yield/Cost
Residential real estate	$9,715	3.50%	$(586)	-0.23%	$10,301	3.73%
Commercial real estate	18,290	5.37	2,431	0.73	15,859	4.64
Construction	1,804	8.04	789	3.67	1,015	4.37
Commercial business	5,384	4.47	756	0.67	4,628	3.80
Installment and collateral	173	5.48	(2)	-0.20	175	5.68

Certificates of deposit	2,240	0.75	(1,150)	-0.39	3,390	1.14
Federal Home Loan Bank advances	569	0.73	(418)	-0.55	987	1.28
Other borrowings	173	0.76	8	-0.25	165	1.01

Tax-equivalent net interest margin	37,516	3.86	4,948		32,568	3.34